Exhibit 99
U.S. Xpress Reports Second Quarter 2022 Financial Results

Chattanooga, Tenn. – August 3, 2022 – U.S. Xpress Enterprises, Inc. (NYSE: USX) today announced financial and operating results for the second quarter of 2022.

Second Quarter 2022 Highlights compared to Second Quarter 2021

•	Operating revenue of $553.7 million compared to $475.0 million
•	Operating income of $6.5 million compared to $8.9 million
•	Adjusted operating income[1] of $2.5 million compared to $8.9 million
•	Loss per share of $0.01 compared to earnings per diluted share (EPS) of $0.37
•	Adjusted loss per share[1] of $0.05 compared to EPS of $0.08

“Second quarter highlights included sequential overall fleet growth and improved margins in our Brokerage segment and Dedicated division,” said Eric Fuller, President and CEO. “However, these positive accomplishments were partially offset by higher net fuel and claims expense in the quarter, particularly in our OTR division. While our Variant fleet grew to approximately 1,900 tractors, its results continued to lag due to lower utilization and higher turnover. Looking ahead to the third quarter, our immediate priorities remain improving utilization in our Variant fleet, lowering our fixed costs per tractor and growing our overall fleet size.”

Second Quarter 2022 Financial Performance

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Operating revenue	$553,703	$475,021	$1,070,891	$925,781
Revenue, excluding fuel surcharge	$479,185	$437,533	$943,512	$855,174
Operating income	$6,468	$8,906	$6,258	$16,904
Net income (loss) attributable to controlling interest	$(554)	$19,096	$(9,456)	$21,634
Earnings (losses) per diluted share	$(0.01)	$0.37	$(0.19)	$0.42
Adjusted net income (loss) attributable to controlling interest[1]	$(2,300)	$4,185	$(3,359)	$6,723
Adjusted earnings (losses) per diluted share[1]	$(0.05)	$0.08	$(0.06)	$0.13
Operating Ratio
Truckload operating ratio	99.8%	97.7%	99.9%	97.9%
Brokerage operating ratio	93.7%	99.8%	97.2%	99.2%
Operating ratio	98.8%	98.1%	99.4%	98.2%
Adjusted operating ratio[1]	99.5%	98.0%	99.4%	98.0%
[1] Second quarter 2022 adjustments included a pretax $4.0 million gain on sale of a terminal and a pretax non-cash mark-to-market adjustment of $1.8 million related to a strategic investment. See "Non-GAAP Financial Measures" section of this earnings release for more detail including GAAP to Non-GAAP reconciliations.

Operating revenue was $553.7 million, an increase of $78.7 million compared to the second quarter of 2021. The increase was a combination of increased revenue in the Company’s Truckload segment of $49.6 million and an increase of $37.0 million in fuel surcharge revenue partially offset by a decrease in Brokerage segment revenue of $7.9 million. Revenue, excluding the impact of fuel surcharge revenues increased $41.7 million to $479.2 million, an increase of 9.5% compared to the second quarter of 2021.

Operating income, on a GAAP basis, was $6.5 million for the second quarter of 2022 compared to $8.9 million in the second quarter of 2021 on both a GAAP and adjusted basis1. Second quarter 2022 operating expenses included an unfavorable settlement resulting in increased claims expense of $3.4 million from an insurance claim which originated prior to our 2018 IPO and for which the primary liable party lacked sufficient assets to pay. In addition, on an adjusted basis1, second quarter 2022 operating income excluded a $4.0 million gain on the sale of a terminal which was leased to a former subsidiary.

Net loss attributable to controlling interest for the second quarter of 2022 was $0.6 million, or $0.01 per diluted share, compared to net income of $19.1 million, or $0.37 per diluted share, in the second quarter of 2021. As a reminder, second quarter 2021 net income attributable to controlling interest benefitted from a $14.9 million, net of tax unrealized gain on a strategic equity investment.

Adjusted net loss attributable to controlling interest1 was $2.3 million or $0.05 per diluted share and excludes an unrealized loss on a strategic equity investment of $1.4 million, net of tax, and the gain on sale of the terminal mentioned above. This compares to net income attributable to controlling interest of $4.2 million, or $0.08 per diluted share, in the second quarter of 2021.

Variant Update

The Company continues to grow Variant’s fleet, exiting the quarter with 1,889 tractors comprising approximately half of the overall OTR division. In the second quarter, Variant generated revenue of $87.7 million, net of fuel surcharge revenue, a 66.0% increase compared to the same period of the prior year. The year-over-year increase in revenue was primarily due to a 72.4% increase in seated tractors in the fleet.

Sequentially, Variant grew its fleet by approximately 200 tractors while average revenue per tractor declined primarily due to a lower rate per mile caused by the decline in the spot market during the quarter, which was partially offset by higher contract rates in the quarter.

Variant Key Metrics

	Quarter Ended,
	June 30,	March 31,
	2022	2022
Ending truck count	1,889	1,691
Preventable accidents, per mm	7.87	8.12
Turnover	150%	148%
Average revenue miles per tractor per week (Utilization)	1,573	1,593
Average revenue per tractor per week	$3,863	$4,065

Mr. Fuller commented, “Sequentially, we were successful in continuing to grow our Variant fleet, and we continued to focus on restoring Variant’s utilization to its previous levels. We lost some of our momentum in revenue productivity due to the rapid deterioration in the spot market which more than offset the higher contract rates in the quarter. Additionally, we expect the progress that we made in the quarter bringing more structure and discipline to our fleet operations will benefit utilization and driver turnover in the coming quarters, both of which are critical to improving our overall financial results.”

Truckload Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Over-the-road
Average revenue per tractor per week[1]	$3,909	$3,837	$3,875	$3,778
Average revenue per mile[1]	$2.543	$2.278	$2.544	$2.223
Average revenue miles per tractor per week	1,537	1,684	1,523	1,699
Average tractors	3,700	3,318	3,677	3,369
Dedicated
Average revenue per tractor per week[1]	$4,913	$4,336	$4,813	$4,243
Average revenue per mile[1]	$2.883	$2.448	$2.849	$2.420
Average revenue miles per tractor per week	1,704	1,772	1,690	1,753
Average tractors	2,655	2,531	2,620	2,603
Consolidated
Average revenue per tractor per week[1]	$4,328	$4,053	$4,266	$3,981
Average revenue per mile[1]	$2.694	$2.354	$2.679	$2.311
Average revenue miles per tractor per week	1,607	1,722	1,592	1,723
Average tractors	6,355	5,849	6,297	5,972
[1] Excluding fuel surcharge revenues

The Truckload segment generated revenue, excluding the impact of our fuel surcharge program, of $390.7 million compared to $341.0 million in the second quarter of 2021. This increase in Truckload segment revenue was due to a 14.4% increase in average revenue per mile combined with an increase in average tractors in the quarter of 506 which was partially offset by an 6.7% decrease in revenue miles per tractor.

Truckload operating income was $0.9 million compared to $8.7 million in the second quarter of 2021 on a GAAP basis. The decrease in Truckload operating income was primarily due to lower utilization and increased net fuel expense in the quarter, while the Truckload rate increases covered the general inflation in the business on a year-over-year basis.

Adjusted truckload operating loss1, which excludes the $4.0 million gain on sale of the terminal mentioned above was $3.1 million in the second quarter of 2022 compared to adjusted Truckload operating income1 of $8.7 million in the second quarter of 2021.

Brokerage Segment

	Quarter Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Brokerage revenue	$88,526	$96,488	$182,454	$178,328
Gross margin %	20.6%	12.0%	16.9%	12.9%
Operating income	5,558	161	5,075	1,432
Operating ratio	93.7%	99.8%	97.2%	99.2%
Load count	33,522	44,676	75,634	86,861
Percentage of loads processed on digital platform	90.3%	74.7%	87.5%	70.6%

The Brokerage segment generated revenue of $88.5 million, which was a decline of 8.3% compared to the second quarter of 2021. The decrease in Brokerage segment revenue was driven by a 25.0% decrease in load count which more than offset the 22.3% increase in revenue per load compared to the second quarter of 2021.

Segment operating income was $5.6 million compared to $0.2 million in the second quarter of 2021. The increase in Brokerage segment operating income was primarily the result of lower purchased transportation expense in the second quarter as compared to the second quarter of 2021.

Liquidity and Capital Allocation

At the end of the second quarter of 2022, the Company had $155.7 million of liquidity (defined as cash balances plus availability under the Company’s revolving credit facility), $418.5 million of net debt (defined as long-term debt, including current maturities, less cash balances), and $270.4 million of stockholders’ equity.

Year-to-date, through June 30, 2022, capital expenditures, net of proceeds were $66.9 million, and exclude equipment financed under operating leases. As a reminder, the majority of the Company’s annual capital expenditures relate to tractors and trailers, for which the Company generally uses a combination of loan financing agreements and finance lease arrangements to fund these acquisitions.

Outlook

Mr. Fuller commented, “Looking ahead to the third quarter, we are focused on continued overall fleet growth, restoring Variant’s utilization to its previous levels which we believe will drive improvement in Variant’s other key metrics as well as a continued focus on cost discipline and allocating capital to projects which we believe will drive the business forward. Our focused efforts in these areas are key to demonstrating the operating leverage potential of our model.”

Conference Call Information

The Company will host a conference call and simultaneous webcast to discuss its second quarter 2022 financial and operating results on August 3, 2022, at 5:00 p.m. ET. The conference call can be accessed live by dialing 1-877-423-9813 or, for international callers, 1-201-689-8465 and asking to be joined to the US Xpress Second Quarter 2022 Earnings Conference Call. The webcast can be accessed on the Investor Relations website at investor.usxpress.com.

Supplemental Financial Information

Additional information regarding the Company’s operating results is provided below as well as on the Company’s investor page at investor.usxpress.com.

(1)	Non-GAAP Financial Measures

In addition to our net income determined in accordance with U.S. generally accepted accounting principles (‘‘GAAP’’), we evaluate operating performance using certain non-GAAP measures, including Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS (on a consolidated and, as applicable, segment basis). Management believes the use of non-GAAP measures assists investors and securities analysts in understanding the ongoing operating performance of our business by allowing more effective comparison between periods. Further, management uses non-GAAP Adjusted Operating Ratio, Adjusted Operating Income, Adjusted Net Income Attributable to Controlling Interest, and Adjusted EPS measures on a supplemental basis to remove items that may not be an indicator of performance from period-to-period. The non-GAAP information provided is used by our management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered measures of income generated by our business or discretionary cash available to us to invest in the growth of our business. You should not consider the non-GAAP measures used herein in isolation or as substitutes for analysis of our results as reported under GAAP. Management compensates for these limitations by relying primarily on GAAP results and using non-GAAP financial measures on a supplemental basis.

Non-GAAP Reconciliation - Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
GAAP Presentation:
Total revenue	$553,703	$475,021	$1,070,891	$925,781
Total operating expenses	(547,235)	(466,115)	(1,064,633)	(908,877)
Operating income	$6,468	$8,906	$6,258	$16,904
Operating ratio	98.8%	98.1%	99.4%	98.2%

Non-GAAP Presentation
Total revenue	$553,703	$475,021	$1,070,891	$925,781
Fuel surcharge	(74,518)	(37,488)	(127,379)	(70,607)
Revenue, excluding fuel surcharge	479,185	437,533	943,512	855,174

Total operating expenses	547,235	466,115	1,064,633	908,877
Adjusted for:
Fuel surcharge	(74,518)	(37,488)	(127,379)	(70,607)
Impairment charges[1]	-	-	(2,970)	-
Gain on sale of terminal[2]	4,002	-	4,002	-
Adjusted operating expenses	476,719	428,627	938,286	838,270
Adjusted operating income	$2,466	$8,906	$5,226	$16,904
Adjusted operating ratio	99.5%	98.0%	99.4%	98.0%

[1]During the first quarter of 2022, we incurred a non-cash adjustment of $2,970 due to the write off of obsolete technology
[2]During the second quarter of 2022, we recognized a gain of $4,002 on sale of terminal which was leased to a former subsidiary

Non-GAAP Reconciliation - Truckload Adjusted Operating Income and Adjusted Operating Ratio (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands)	2022	2021	2022	2021
Truckload GAAP Presentation:
Total Truckload revenue	$465,177	$378,533	$888,437	$747,453
Total Truckload operating expenses	(464,267)	(369,788)	(887,254)	(731,981)
Truckload operating income	$910	$8,745	$1,183	$15,472
Truckload operating ratio	99.8%	97.7%	99.9%	97.9%

Truckload Non-GAAP Presentation
Total Truckload revenue	$465,177	$378,533	$888,437	$747,453
Fuel surcharge	(74,518)	(37,488)	(127,379)	(70,607)
Revenue, excluding fuel surcharge	390,659	341,045	761,058	676,846

Total Truckload operating expenses	464,267	369,788	887,254	731,981
Adjusted for:
Fuel surcharge	(74,518)	(37,488)	(127,379)	(70,607)
Impairment charges[1]	-	-	(2,235)	-
Gain on sale of terminal[2]	4,002	-	4,002	-
Truckload Adjusted operating expenses	393,751	332,300	761,642	661,374
Truckload Adjusted operating income (loss)	$(3,092)	$8,745	$(584)	$15,472
Truckload Adjusted operating ratio	100.8%	97.4%	100.1%	97.7%

[1]During the first quarter of 2022, we incurred a non-cash adjustment of $2,235 due to the write off of obsolete technology
[2]During the second quarter of 2022, we recognized a gain of $4,002 on sale of terminal which was leased to a former subsidiary

Non-GAAP Reconciliation - Adjusted Net Income and EPS (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
GAAP: Net income (loss) attributable to controlling interest	$(554)	$19,096	$(9,456)	$21,634
Adjusted for:
Income tax provision (benefit)	79	6,443	(2,070)	8,093
Income (loss) before income taxes attributable to controlling interest	$(475)	$25,539	$(11,526)	$29,727
Unrealized loss (gain) on equity investment[1]	1,757	(20,191)	10,120	(20,191)
Gain on sale of terminal[2]	(4,002)	-	(4,002)	-
Gain on sale of equity method investment[3]	-	-	(1,258)	-
Impairment charges[4]	-	-	2,970	-
Adjusted income (loss) before income taxes	(2,720)	5,348	(3,696)	9,536
Adjusted income tax provision (benefit)	(420)	1,163	(337)	2,813
Non-GAAP: Adjusted net income (loss) attributable to controlling interest	$(2,300)	$4,185	$(3,359)	$6,723

GAAP: Earnings (losses) per diluted share	$(0.01)	$0.37	$(0.19)	$0.42
Adjusted for:
Income tax expense attributable to controlling interest	-	0.12	(0.04)	0.15
Income (loss) before income taxes attributable to controlling interest	$(0.01)	$0.49	$(0.23)	$0.57
Unrealized loss (gain) on equity investment[1]	0.03	(0.39)	0.20	(0.39)
Gain on sale of terminal[2]	(0.08)	-	(0.08)	-
Gain on sale of equity method investment[3]	-	-	(0.02)	-
Impairment charges[4]	-	-	0.06	-
Adjusted income (loss) before income taxes	(0.06)	0.10	(0.07)	0.18
Adjusted income tax provision (benefit)	(0.01)	0.02	(0.01)	0.05
Non-GAAP: Adjusted earnings (losses) per diluted share attributable to controlling interest	$(0.05)	$0.08	$(0.06)	$0.13

[1]During 2022 and 2021, we recognized an unrealized loss (gain) on a strategic equity investment
[2]During the second quarter of 2022, we recognized a gain of $4,002 on sale of terminal which was leased to a former subsidiary
[3]During the first quarter of 2022, we incurred a gain on sale related to an equity method investment in a former wholly owned subsidiary of $1,258
[4]During the first quarter of 2022, we incurred a non-cash adjustment of $2,970 due to the write off of obsolete technology

Forward Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such statements are subject to the safe harbor created by those sections and the Private Securities Litigation Reform Act of 1995, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," “outlook,” “strategy,” “optimistic,” “will,” “could,” “should,” “may,” “focus,” “seek,” “potential,” “continue,” “goal,” “target,” “objective,” derivations thereof, and similar terms and phrases.  In this press release, such statements may include, but are not limited to, statements in the "Outlook" section, statements regarding the freight environment, expected rates, expected margins, future growth of our Variant fleet and overall fleet size, driver turnover, utilization in our Variant fleet, lowering fixed and other costs, allocating capital to projects that will drive the business forward, the expected impact of our Variant fleet and other initiatives, and any other statements concerning: any projections of earnings, revenues, cash flows, capital expenditures, compliance with financial covenants, or other financial items; any statement of plans, strategies, or objectives for future operations; any statements regarding future economic or industry conditions or performance; any statements regarding our responses to COVID-19 and the associated economic conditions; and any statements of belief and any statements of assumptions underlying any of the foregoing. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: general economic conditions, including inflation and consumer spending; political conditions and regulations, including future changes thereto; changes in tax laws or in their interpretations and changes in tax rates; future insurance and claims experience, including adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that cause our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; impact of pending or future legal proceedings; future market for used revenue equipment and real estate; future revenue equipment prices and availability; future capital expenditures, including equipment purchasing and leasing plans and equipment turnover (including expected trade-ins); fleet age; future depreciation and amortization; changes in management’s estimates of the need for new tractors and trailers; future ability to generate sufficient cash from operations and obtain financing on favorable terms to meet our significant ongoing capital requirements; our ability to maintain compliance with the provisions of our credit agreement; freight environment, including freight demand, rates, capacity, and volumes; future asset utilization; loss of one or more of our major customers; our ability to renew dedicated service offering contracts on the terms and schedule we expect; surplus inventories, recessionary economic cycles, and downturns in customers' business cycles; strikes, work slowdowns, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; interest rates, fuel taxes, tolls, and license and registration fees; increases in compensation for and difficulty in attracting and retaining qualified professional drivers and independent contractors; independent contractors we contract could be deemed by regulators or the judicial process to be employees; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, intermodal, and brokerage (including digital brokerage) competitors; changes in regulatory requirements that increase costs, decrease efficiency, or reduce the availability of drivers; safety-related evaluations and rankings under the Federal Motor Carrier Safety Administration’s Compliance, Safety, Accountability program; increasing attention on environmental, social and governance matters; future safety performance; our ability to reduce, or control increases in, operating costs; future third-party service provider relationships and availability; execution of the Company’s current business strategy or changes in the Company’s business strategy; the ability of the Company’s infrastructure to support future organic or inorganic growth; our ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; our ability to adapt to changing market conditions and technologies, including the future use of autonomous tractors; disruptions to our information technology; the cost of and our ability to effectively and efficiently implement technology initiatives; costs, diversion of management’s attention, and potential payments made in connection with the multiple class action lawsuits a stockholder derivative lawsuit arising out of our IPO;  credit, reputational and relationship risks of certain of our current and former equity investments; the dual class structure of our common stock has the effect of concentrating voting control with certain members of the Fuller and Quinn families, which limits or precludes the ability of other stockholders to influence corporate matters; our ability to maintain effective internal controls without material weaknesses; and the impact of the recent coronavirus outbreak or other similar outbreaks. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities and Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

About US Xpress

Through its subsidiaries, U.S. Xpress Enterprises, Inc. offers customers over-the-road, dedicated, and brokerage services. Founded in 1985, the Company utilizes a combination of smart technology, a modern fleet of tractors and a network of highly trained, professional drivers to efficiently move freight for a wide variety of customers. U.S. Xpress implements a range of digital initiatives and technology to drive innovation in the industry, streamline the value chain for customers and improve the overall driver experience.

Investor Contact
Matt Garvie
Vice President, Investor Relations
(423)-633-7153
mgarvie@usxpress.com

Condensed Consolidated Income Statements (unaudited)
	Quarter Ended June 30,		Six Months Ended June 30,
(in thousands, except per share data)	2022	2021	2022	2021
Operating Revenue:
Revenue, excluding fuel surcharge	$479,185	$437,533	$943,512	$855,174
Fuel surcharge	74,518	37,488	127,379	70,607
Total operating revenue	553,703	475,021	1,070,891	925,781
Operating Expenses:
Salaries, wages and benefits	181,418	144,500	350,446	286,503
Fuel and fuel taxes	89,253	43,783	154,296	84,187
Vehicle rents	24,336	21,547	48,630	43,010
Depreciation and amortization, net of (gain) loss	14,929	23,205	33,646	45,587
Purchased transportation	140,185	157,489	290,769	299,150
Operating expense and supplies	47,679	34,443	92,493	66,958
Insurance premiums and claims	23,401	18,933	43,540	40,710
Operating taxes and licenses	3,752	3,247	7,668	6,516
Communications and utilities	3,864	2,964	7,408	5,352
General and other operating	18,418	16,004	35,737	30,904
Total operating expenses	547,235	466,115	1,064,633	908,877
Operating Income	6,468	8,906	6,258	16,904
Other Expenses (Income):
Interest expense, net	4,586	3,557	8,393	7,244
Other, net	1,757	(20,191)	8,862	(20,191)
	6,343	(16,634)	17,255	(12,947)
Income (Loss) Before Income Taxes	125	25,540	(10,997)	29,851
Income Tax Provision (Benefit)	79	6,443	(2,070)	8,093
Net Income (Loss)	46	19,097	(8,927)	21,758
Net Income attributable to non-controlling interest	600	1	529	124
Net Income (Loss) attributable to controlling interest	$(554)	$19,096	$(9,456)	$21,634

Income (Loss) Per Share
Basic earnings (losses) per share	$(0.01)	$0.38	$(0.19)	$0.43
Basic weighted average shares outstanding	51,221	50,334	51,036	50,156
Diluted earnings (losses) per share	$(0.01)	$0.37	$(0.19)	$0.42
Diluted weighted average shares outstanding	51,221	51,848	51,036	51,705

Condensed Consolidated Balance Sheets (unaudited)
	June 30,	December 31,
(in thousands)	2022	2021
Assets
Current assets:
Cash and cash equivalents	$3,145	$5,695
Customer receivables, net of allowance of $44 and $11, respectively	247,721	231,687
Other receivables	18,800	18,046
Prepaid insurance and licenses	11,654	13,867
Operating supplies	10,613	9,550
Assets held for sale	16,713	11,831
Other current assets	28,058	32,020
Total current assets	336,704	322,696
Property and equipment, at cost	927,939	890,933
Less accumulated depreciation and amortization	(377,926)	(370,112)
Net property and equipment	550,013	520,821
Other assets:
Operating lease right-of-use assets	292,373	292,347
Goodwill	59,221	59,221
Intangible assets, net	23,956	24,129
Other	48,862	50,829
Total other assets	424,412	426,526
Total assets	$1,311,129	$1,270,043
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$124,768	$126,910
Book overdraft	4,438	7,096
Accrued wages and benefits	51,010	45,011
Claims and insurance accruals	46,042	44,309
Other accrued liabilities	5,550	5,962
Current portion of operating leases	92,833	88,375
Current maturities of long-term debt and finance leases	113,599	85,117
Total current liabilities	438,240	402,780
Long-term debt and finance leases, net of current maturities	308,069	290,392
Less debt issuance costs	(333)	(357)
Net long-term debt and finance leases	307,736	290,035
Deferred income taxes	21,384	24,301
Other long-term liabilities	25,431	14,457
Claims and insurance accruals, long-term	43,933	54,819
Noncurrent operating lease liability	201,784	205,362
Commitments and contingencies	-	-
Stockholders' Equity:
Common stock	512	505
Additional paid-in capital	270,873	267,621
Retained earnings (deficit)	(1,016)	8,440
Stockholders' equity	270,369	276,566
Noncontrolling interest	2,252	1,723
Total stockholders' equity	272,621	278,289
Total liabilities and stockholders' equity	$1,311,129	$1,270,043

Condensed Consolidated Cash Flow Statements (unaudited)
	Six Months Ended June 30,
(in thousands)	2022	2021
Operating activities
Net income (loss)	$(8,927)	$21,758
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred income tax provision (benefit)	(2,917)	7,624
Depreciation and amortization	38,983	41,036
(Gains) losses on sale of property and equipment	(5,337)	4,551
Share based compensation	2,965	3,791
Other	(926)	381
Unrealized loss (gain) on investment	10,120	(20,191)
Changes in operating assets and liabilities
Receivables	(17,502)	(27,163)
Prepaid insurance and licenses	2,283	4,580
Operating supplies	(993)	(724)
Other assets	(4,789)	(1,967)
Accounts payable and other accrued liabilities	2,025	5,954
Accrued wages and benefits	5,807	771
Net cash provided by operating activities	20,792	40,401
Investing activities
Payments for purchases of property and equipment	(94,448)	(62,851)
Proceeds from sales of property and equipment	27,527	47,660
Net cash used in investing activities	(66,921)	(15,191)
Financing activities
Borrowings under lines of credit	262,100	138,812
Payments under lines of credit	(216,800)	(123,812)
Borrowings under long-term debt	44,514	38,116
Payments of long-term debt and finance leases	(44,191)	(83,961)
Payments of financing costs	-	(100)
Tax withholding related to net share settlement of restricted stock awards	(431)	(1,211)
Proceeds from long-term consideration for sale of subsidiary	320	305
Proceeds from issuance of common stock under ESPP	725	538
Book overdraft	(2,658)	5,873
Net cash provided by (used in) financing activities	43,579	(25,440)
Net change in cash and cash equivalents	(2,550)	(230)
Cash and cash equivalents
Beginning of year	5,695	5,505
End of period	$3,145	$5,275

Key Operating Factors & Truckload Statistics (unaudited)

	Quarter Ended June 30,		%	Six Months Ended June 30,		%
	2022	2021	Change	2022	2021	Change
Operating Revenue:
Truckload[1]	$390,659	$341,045	14.5%	$761,058	$676,846	12.4%
Fuel Surcharge	74,518	37,488	98.8%	127,379	70,607	80.4%
Brokerage	88,526	96,488	-8.3%	182,454	178,328	2.3%
Total Operating Revenue	$553,703	$475,021	16.6%	$1,070,891	$925,781	15.7%

Operating Income :
Truckload	$910	$8,745	-89.6%	$1,183	$15,472	-92.4%
Brokerage	5,558	161	3352.2%	5,075	1,432	254.4%
	$6,468	$8,906	-27.4%	$6,258	$16,904	-63.0%

Operating Ratio:
Operating Ratio	98.8%	98.1%	0.7%	99.4%	98.2%	1.2%
Adjusted Operating Ratio[2]	99.5%	98.0%	1.5%	99.4%	98.0%	1.5%

Truckload Operating Ratio	99.8%	97.7%	2.1%	99.9%	97.9%	2.0%
Adjusted Truckload Operating Ratio[2]	100.8%	97.4%	3.4%	100.1%	97.7%	2.4%
Brokerage Operating Ratio	93.7%	99.8%	-6.1%	97.2%	99.2%	-2.0%

Truckload Statistics:
Revenue Per Mile[1]	$2.694	$2.354	14.4%	$2.679	$2.311	15.9%

Average Tractors -
Company Owned	5,392	4,517	19.4%	5,303	4,556	16.4%
Owner Operators	963	1,332	-27.7%	994	1,417	-29.9%
Total Average Tractors	6,355	5,849	8.7%	6,297	5,973	5.4%

Average Revenue Miles Per Tractor Per Week	1,607	1,722	-6.7%	1,592	1,723	-7.6%

Average Revenue Per Tractor Per Week[1]	$4,328	$4,053	6.8%	$4,266	$3,981	7.2%

Total Miles	146,908	145,405	1.0%	288,181	294,968	-2.3%

Total Company Miles	122,765	111,558	10.0%	239,214	223,263	7.1%

Total Independent Contractor Miles	24,143	33,847	-28.7%	48,967	71,705	-31.7%

Independent Contractor fuel surcharge	$13,037	$8,422	54.8%	$22,634	$16,082	40.7%

[1] Excluding fuel surcharge revenues
[2] See "Non-GAAP Financial Measures" section of this earnings release for more detail including GAAP to Non-GAAP reconciliations

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